Exhibit 10.1

second AMENDMENT TO OFFICE LEASE AGREEMENT

THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made and entered into effective as of October 4, 2013, by and between FSP GALLERIA NORTH LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and DEALERTRACK TECHNOLOGIES, INC., Delaware corporation (“Tenant”).

RECITALS:

A.     Landlord and Dealertrack, Inc., a Delaware corporation ("Original Tenant") previously entered into that certain Office Lease Agreement (the "Original Lease"), dated February 16, 2012 covering certain space (the "Original Premises") in the Building (as defined in the Lease) known as Galleria North Tower I, 13737 Noel Road, Dallas, Texas 75240.

B.      On or about December 31, 2012, Landlord, Original Tenant and Tenant entered into a certain Assignment, Assumption and First Amendment to Office Lease Agreement (the “First Amendment”) pursuant to the terms of which, among other things, Original Tenant assigned to Tenant and Tenant assumed the obligations of Original Tenant under the Original Lease and expanded the Original Premises to include the fifth and sixth floor of the Building (as defined in the Original Lease). The Original Lease, as amended by the First Amendment, is defined herein as the “Lease”; the Original Premises as expanded pursuant to the First Amendment is referred to herein as the “Premises”.

C.      Tenant desires to further expand the Premises and Landlord and Tenant are entering into this Amendment for the purpose of amending the Lease to set forth the agreements of Landlord and Tenant relating to such expansion.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the mutual agreements set forth in the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant have agreed, and do hereby agree, as follows:

1. Definitions: All terms used herein and not specifically defined shall have the same meaning herein as is ascribed to them in the Lease.

2. Addition of Expansion Space. Landlord and Tenant have agreed to expand the Premises to include all of the Rentable Area on the seventh floor of the Building, such floor containing 24,907 square feet of Rentable Area and shown on Exhibit "B-2" hereto (the "Expansion Space"). All references in the Lease to the "Premises," including the definition in Section 1 of the Lease, shall include the Expansion Space; (ii) all references in the Lease to the "Rentable Area of the Premises," including the definition set forth in Section 1 of the Lease, shall mean 133,873 square feet of Rentable Area; (iii) Exhibit "B" attached to the Lease is further modified by the addition of the floor plan shown on Exhibit "B-2" hereto; and (iv) except as specifically modified by the terms of this Amendment, the terms and provisions of the Lease shall apply to the Expansion Space and Tenant's use and occupancy thereof.

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3. Grant. Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Expansion Space, all upon and subject to the terms and conditions of the Lease. The term of the Lease applicable to the Expansion Space is the same as the Lease Term and the expiration, extension or earlier termination of the Lease shall apply to all of the Premises, including the Expansion Space.Adjustment in Base Rental. From and after the Expansion Commencement Date (as defined below), in addition to the Base Rental provided for in the Lease, Tenant shall also pay Base Rental for the Expansion Space as follows

Lease Months	Annual Base Rental Rate Per RSF	Annual Base Rental [based on 24,907 RSF]	Monthly Installments	Additional Charge to Base Rental
April 1, 2014-April 30, 2014	$12.71	N/A	$26,380.66	+ Electricity
May 1, 2014 to June 30, 2015	$21.00	$523,047.00	$43,587.25	+Electricity
July 1, 2015 to October 31, 2017	$22.20	$552,935.40	$46,077.95	+Electricity
November 1, 2017 to February 29, 2020	$23.40	$582,823.80	$48,568.65	+Electricity
March 1, 2020 to May 31, 2022	$24.60	$612,712.20	$51,059.35	+Electricity
June 1, 2022 to May 31, 2023	$25.80	$642,600.60	$53,550.05	+Electricity

Tenant agrees to pay to Landlord the additional Base Rental and electricity described above in the same manner, on same the dates and subject to the same terms as Base Rental provided in the Lease.

5. Commencement Date of Expansion Space. The term of the Lease as it pertains to the Expansion Space shall commence on April 1, 2014 (the “Expansion Commencement Date”).

6. Condition of Premises and Tenant Improvements. Landlord and Tenant agree that Tenant will accept the Expansion Space on an "AS IS, WHERE IS" basis as of the Expansion Commencement Date, and Tenant, by its signature below, accepts the Expansion Space on such terms.

7. Adjustment of Tenant’s Share; Electricity Costs. Commencing on the Expansion Space Commencement Date, (i) Tenant’s Share shall increase from 28.7117% to 35.2745%, and (ii) Tenant shall pay Tenant’s Share of Basic Operating Costs, and Tenant’s Share of all of the electricity used in the Building. Billing and payment of Tenant’s Share of Basic Operating Costs and electricity shall be paid in accordance with Section 6 of the Lease. For the avoidance of doubt, Landlord and Tenant acknowledge that the Base Year (as defined in the Lease) is not modified by this Amendment and remains calendar year 2012.

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9. Tenant Improvements. Tenant Improvements for the Expansion Space and the Improvement Allowance are set forth on, and shall be governed by, New Exhibit "D" hereto.

10. Parking. In addition to the parking rights granted to Tenant in Exhibit "E" of the Original Lease and Section 10 of the First Amendment, Tenant shall also have a non-exclusive right to 3.5 Parking Spaces for every 1,000 square feet of Rentable Area in the Expansion Space (the "Expansion Parking Spaces") for a total of 87 additional unreserved spaces. If and to the extent available at the time of conversion, Tenant shall have the right to convert up to 4 of the Expansion Parking Spaces into reserved parking spaces located in the Parking Garage and 4 of the Expansion Parking Spaces into Executive Reserved Spaces located in the underground parking areas beneath the Building. A monthly charge of $35.00 plus applicable taxes per Reserved Parking Space shall apply to each of the Reserved Parking Spaces in the Parking Garage (except that the first 12 months after the Expansion Commencement Date shall be free of such charge) and a monthly charge of $75.00 plus applicable taxes per Parking Space shall be assessed for each Executive Reserved Parking Spaces in the Underground Parking Area. If Tenant exercises its right to convert Expansion Parking Spaces into Reserved Parking Spaces, Tenant will be charged for the reserved Parking Spaces regardless of whether the spaces are utilized. There is no monthly charge for unreserved parking spaces. Except as especially set forth in this paragraph, the provisions of Exhibit "E" to the Original Lease shall be applicable to the Expansion Parking Spaces.

As of April 1, 2014, Tenant shall have a non-exclusive right to a maximum of 482 Parking Spaces in the Parking Garage. Tenant acknowledges that it will be solely responsible for locating, securing and funding any alternative parking above the 482 vehicles off-site (not on the Complex). Tenant’s employees shall not be allowed to park vehicles in Visitor Parking Spaces at any time.

If Tenant requests more than 482 parking access cards for Tenant’s employees, then Landlord may incur additional costs to monitor Tenant’s use of the Parking Garage.  Landlord may need to hire an additional security guard to monitor Visitor Parking and/or to install a technology and hardware upgrade to the existing parking access system (“System Upgrade”) to allow for the interchangeability of Tenant's parking cards.  This System Upgrade will allow for Tenant's employees to have ingress and egress to the parking garage, up to the total number of parking spaces allowed in this Lease.  Upon Tenant reaching the total number of parking spaces allowed in the Lease, the parking garage will restrict access to any other Tenant employee(s) until other Tenant employee(s) have exited the garage, thus reducing the number of Tenant employee(s) in the parking garage below the allowed number of parking spaces in the Lease.  The current bid for this System Upgrade is estimated at approximately $68,000. If Landlord installs the System Upgrade to monitor Tenant’s use of the Parking Garage, then Tenant shall be required to contribute an amount equal to Tenant’s Share towards the cost of the System Upgrade upon installation. The System Upgrade will be installed so that the garage/property manager will be able to use the system for every car that enters and exits the garage, regardless of the tenant(s) using the system.

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11. Termination of Right of First Refusal. The right of first refusal set forth on New Exhibit “H” of the First Amendment is hereby terminated and of no further force or effect.

12. Commissions. Landlord and Tenant acknowledge that Cassidy Turley Commercial Services, Inc. has acted on behalf of Landlord in connection with this Amendment and iOptimize Realty Inc. d/b/a Corporate Realty Consultants has acted on behalf of Tenant (collectively, "Brokers"). Landlord and Tenant agree that the Brokers are the only brokers involved in the procurement, negotiation or execution of this Lease, and that any commissions that may be payable by Landlord shall be paid pursuant to a separate commission agreement. LANDLORD AND TENANT HEREBY INDEMNIFY EACH OTHER FROM THE PAYMENT OF ANY COMMISSIONS OWED TO ANY OTHER BROKER WITH RESPECT TO THIS AMENDMENT RESULTING FROM THE ACTS OF SUCH INDEMNIFYING PARTY, BUT NOT OTHERWISE.

13. No Modification. Except as specifically amended by this Amendment, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and as said terms and conditions have been modified or amended hereby, same shall be binding upon the parties hereto and their respective successors and assigns. The Original Lease and this Amendment shall be construed as one instrument and any default under the Original Lease shall also be a default under this Amendment and any default under this Amendment shall also be a default under the Original Lease.

14. No Waiver. Landlord and Tenant expressly acknowledge and agree that nothing herein shall affect, abrogate or waive any rights or obligations of Landlord or Tenant under the Lease.

15. Governing Law. THE TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

16. Headings. The section headings hereof are inserted for convenience of reference only and shall in no way alter, amend, define or be used in the construction or interpretation of the text of such section.

17. Construction. Whenever the context hereof so requires, reference to the singular shall include the plural and likewise, the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation. In the event of any conflict between the terms of the Original Lease and this Amendment, this Amendment shall control.

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18. Severability. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

19. Ratification. Tenant hereby confirms and ratifies that, as of the Effective Date of this Amendment, and the Original Lease, as modified by this Amendment, remains in full force in effect.

END OF TEXT; SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

Landlord’s Notice Address:	LANDLORD:

Franklin Street Properties	FSP GALLERIA NORTH LIMITED
401 Edgewater Place	PARTNERSHIP, a Texas Limited Partnership
Suite 201
Wakefield, Massachusetts 01880-6210	By:	FSP Property Management LLC,
Attn: Scott Carter, Esq.		its Asset Manager,

and		By:	/s/ John F Donahue
		Name:	John F Donahue
Franklin Street Properties		Title:	Vice President
401 Edgewater Place
Suite 201
Wakefield, Massachusetts 01880-6210
Attn: Asset Management

Tenant’s Notice Address::	TENANT:

1111 Marcus Ave. – Suite M04	DEALERTRACK TECHNOLOGIES, INC.
Lake Success, NY 11042	a Delaware corporation
Attn: General Counsel
	By:	/s/ Ana Herrera
	Name:	Ana Herrera
	Title:	SVP Human Resources

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Exhibit B-2

Expansion Space

Dealer Coord's
DIR
DIR
Graphic Design / Database Marketing
CONFERENCE
LOUNGE AREA
DIR
Pull Together Stations
Birthday Room
Inventory/Storage
IT
Interactive Kiosk
REC
PRODUCTION
OUT-BOUND CALL CENTER
JAN
TELCO
FREIGHT ELEV
ELEV #1
ELEV #2
ELEV #3
ELEVATOR LOBBY
ELEV #4
ELEV #5
ELEV #6
Dealer Production
MECH
ELECT
M
W
DN
UP
PRINT/ WORK ROOM
COFFEE
COLLABORATIVE LOUNGE AREA
AA SET-UP
Account Executives
IN-BOUND CALL CENTER
VP
DIR
DIR
CONFERENCE
SALES
DIR
SALES

DEALERTRACK "7TH Floor" TEST-FIT

NOT FOR CONSTRUCTION - These drawings have been issued for design intent only and are not for Regulatory Approval, Permitting, or Construction.

Galleria North Tower I, Dallas, TX 9/12/13

	OCCUPANCY
1	VP OFFICE
6	DIRECTOR OFFICES
2	SALES OFFICES
5	CAVES
12	PRODUCTION WORKSTATIONS
99	CUBES
125	TOTAL

NEW EXHIBIT "D"

TENANT IMPROVEMENTS AGREEMENT

[Expansion Space]

This Tenant Improvements Agreement (herein so called) describes and specifies the rights and obligations of Landlord and Tenant under the Amendment to which this New Exhibit "D" is attached, with respect to the design, construction and payment for the completion of the Tenant Improvements for Expansion Space.

1. Definitions. Any capitalized terms not defined in this Tenant Improvements Agreement shall have the meaning set forth in the Amendment, or if not defined in the Amendment, then the meaning set forth in the Lease. Additionally, as used in this Tenant Improvements Agreement, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:

"Architect” means a licensed architect selected and engaged by Tenant.

"Contractor" means the general contractor selected by mutual agreement of Landlord and Tenant to perform the Work, provided, however that Landlord and Tenant hereby approve the following to be the Contractor: Pacific Builders, Inc.; J.F. Jones, Inc. and Balfour Beatty Construction.

"Certificate of Occupancy" means a certificate of occupancy, governmental sign-off or other document, permit or approval (whether conditional, unconditional, temporary or permanent) which must be obtained by Landlord from the appropriate governmental authority as a condition to the lawful initial occupancy by Tenant of the Expansion Space that is the subject of the Work.

"Improvement Allowance" means $566,634.25.

“Landlord Delay” means any delay in the performance of the Work by the date set forth in the Timeline, for reasons that are not attributable to (A) a Tenant Delay, (B) Force Majeure, (C) unavailability of materials that were timely ordered and paid for, or (D) delays attributable to the failure of governmental authorities to timely grant approvals, permits or carry out inspections necessary to start or perform the Landlord’s Work but only with respect to that part of Landlord’s Work that the government delay prohibits from starting and further only if such failure is not due to Landlord’s or Contractor’s delay, fault, act, or omission. A Contractor’s delay is a Landlord Delay.

"Plans and Specifications" means the detailed construction documents for the Tenant Improvements referred to in paragraph 5 below.

"Space Plan" means the space plan to be prepared by Tenant in accordance with paragraph 2 below and approved by Landlord and Tenant, and showing the general configuration of the Tenant Improvements for the Expansion Space.

NEW EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

"Substantial Completion" means either (a) the date a Certificate of Occupancy is obtained for the Expansion Space, or (b) if a Certificate of Occupancy is not required as a condition to Tenant’s lawful occupancy of the Expansion Space, the date that the Tenant Improvements are substantially completed (subject to punch list items and a mutually agreeable timetable for completing such punch list items), as confirmed in writing by Architect.

"Tenant Delay" means any delay caused by Tenant, including, without limitation, with respect to the Work, Tenant's failure to timely meet or comply with any part of the Timeline that is the responsibility of Tenant. A Tenant Delay excuses Landlord's performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the reasonable period of delay actually caused by such Tenant Delay. For this purpose, “timely” means the allotted amount of time for performance set forth in the Timeline after taking into consideration any delay due to the preceding tasks or obligations of Landlord and other conditions precedent to Tenant’s Timeline responsibility not being completed on or before the date contemplated in the Timeline.

"Tenant Improvements" means the initial improvements to the Expansion Space that is more particularly described in the Plans and Specifications.

“Timeline” means the timeline for the Tenant Improvements attached hereto as New Exhibit “D-1”.

"Work" means all materials and labor to be added to the existing improvements in an Expansion Space, if any, in order to complete the installation of the Tenant Improvements within each Expansion Space in accordance with the Plans and Specifications for such Expansion Space, including, without limitation, all air balancing and other mechanical adjustments to Building equipment serving the applicable Expansion Space. Tenant acknowledges and agrees that only Building Standard materials may be utilized in the performance of the Work unless otherwise approved by Landlord in writing, such approval not to be unreasonably withheld or delayed.

2. Space Plan. Tenant will cause the Architect to develop and design a space plan for the Tenant Improvements and deliver such space plan to Tenant within the time period set forth in the Timeline. The space plan must (a) be compatible with the base building (both aesthetically and mechanically, as reasonably determined by Landlord); (b) be adequate, in Landlord’s reasonable discretion, for the preparation of Plans and Specifications for the Tenant Improvements; (c) show, in reasonable detail, the design and appearance of the finishing materials to be used in connection with installing the Tenant Improvements; (d) contain such other detail or description as Landlord may reasonably deem necessary to adequately outline the scope of the Tenant Improvements; (e) conform to all applicable governing codes and ordinances; and (f) contain all information necessary for construction cost estimating. All space plan drawings must be not less than 1/8” scale. Without limiting those general requirements, the space plan must expressly specify and include (without limitation) all of the following: (1) wall types and heights and insulation, if needed; (2) door types and hardware groups; (3) door frame types; (4) ceiling heights; (5) ceiling materials; (6) floor covering materials and locations; (7) all

NEW EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

wall finishes; (8) any appliances, special systems or equipment to be furnished as a part of the construction; (9) any mechanical requirements beyond that provided in the base building; (10) any fire protection requirements beyond that provided in the base building; (11) any plumbing requirements; (12) all power and data locations; (13) any power required other than building standard power distribution; (14) any power requirements for modular furniture; (15) any emergency power requirement; (16) any lighting requirements beyond that provided in the base building; (17) millwork elevations and details; (18) specific floor material selections and designations; (19) specific wall material selections and designations; and (20) work necessary to comply with all applicable Disability Laws. The Space Plan must also include enlarged sketch layouts for any non-standard rooms, including reflected ceiling plans, and must state the approximate usable and rentable square footage of the Premises. The costs of the Space Plan shall be reimbursable from the Improvement Allowance. Tenant and Landlord shall cooperate in good faith to resolve any aspects of the Space Plan that are not satisfactory to Landlord.

3. Plans and Specifications. After Landlord receives and approves the Space Plan as provided above, Tenant will cause Architect to prepare the Plans and Specifications for the Tenant Improvements and deliver a full set of the Plans and Specifications within the time period set forth in the Timeline. This Plan preparation will include Tenant’s Architect engaging Schmidt and Stacy to prepare the MEP plans for the Tenant Improvements. Landlord will approve or disapprove (specifically describing any reasons for disapproval) the Plans and Specifications in writing on or before the date set forth in the Timeline. If Landlord disapproves the Plans and Specifications, the Plans and Specifications will be revised. Tenant will resubmit such revised Plans and Specifications for approval (or disapproval) by Landlord on or before the date set forth in the Timeline on the same basis as set forth above. After Landlord’s approval, Landlord will submit the Plans and Specifications for permits and construction bids in accordance with the Timeline. No deviation from the Building Standard will be permitted in the Space Plan or the Plans and Specifications. Landlord will not approve any deviations which Landlord reasonably believes (a) do not conform to applicable codes, ordinances, Disability Laws and other Laws or are disapproved by any governmental agency, (b) require services beyond the level normally provided to other tenants in the Building, or (c) are of a nature or quality that are inconsistent with Landlord's overall plan or objectives for the Building.

4. Tenant Improvements. Landlord shall solicit bids for the Tenant Improvements from no less than three (3) but not more than five (5) general contractors as mutually approved by Tenant and Landlord (which may include some or all of the general contractors listed in the definition of "Contractor" above). All subcontracted work (except for fire alarm, Building automation system(s) connections, Building roof work and work associated with existing warranties) will be competitively bid by a minimum of three (3) qualified subcontractors in each trade of work. Tenant and Landlord will mutually agree on the selection of the Contractor to be the general contractor for the Tenant Improvements. Upon selection of the Contractor, Landlord will enter into a construction contract with the Contractor to perform the Work and making advances to Contractor from the Improvement Allowance. The Tenant Improvements, pursuant to a construction contract that will provide for Substantial Completion to occur within the time period provided for in the Timeline and deliver possession of the Expansion Space to Tenant. Tenant will be responsible for all direct and indirect costs of the design and construction of the Tenant Improvements. Such costs may include, without limitation, all costs of preparing the Space Plan, construction document preparation, design, Plans and Specifications, general

NEW EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

conditions, labor, materials, wiring and cabling costs, MEP fees, and other construction costs, the fees (on an hourly basis) of Contractor’s project manager, Landlord’s construction manager and site superintendent for the Tenant Improvements, and all costs incurred in connection with obtaining permits for the Tenant Improvements and moving costs (not to exceed $37,360.05). If the contracts for the construction of the Tenant Improvements will exceed the Improvement Allowance, Tenant shall pay such excess in full. For all purposes of ownership, including risk of loss thereto, the Tenant Improvements will immediately upon installation be and remain a part of the Building and the property of Landlord. Work shall be deemed to completed upon Substantial Completion. Tenant hereby elects in writing to have Landlord's construction manager, Cassidy Turley, manage the construction of the Tenant Improvements for this phase and agrees that such construction manager shall receive a fee for such services in an amount equal to three percent (3%) of the hard costs of construction.

5. Funding of the Improvement Allowance. Landlord will cause the Tenant Improvements to be substantially completed by Contractor in accordance with the Plans and Specifications and will pay the costs thereof up to the amount of the Improvement Allowance. In no event will Landlord have any obligation to pay for any costs of the Tenant Improvements in excess of the Improvement Allowance or to perform any work in the Premises that is not expressly contemplated by this Lease. Tenant shall be solely responsible for any and all costs of constructing the Tenant Improvements in excess of the Improvement Allowance (such excess to be reimbursed or funded by Tenant within 30 days of receipt of invoice from Landlord). Landlord shall not be required to make any advance of the Improvement Allowance after December 31, 2014.

6. Changes to Plans and Specifications. Tenant will promptly notify Landlord if Tenant desires to make any changes to the Tenant Improvements after Tenant has approved the Plans and Specifications. If Landlord approves the revisions, Tenant may carry out the changes contemplated therein. If the change order will cause the cost of the Tenant Improvements to exceed the Improvement Allowance (or if the cost of the Tenant Improvements already exceeds the Improvement Allowance), Tenant shall reimburse or fund the cost of the change order within 30 days of receipt of invoice from Landlord..

7. Landlord’s Approval Rights. Landlord may withhold its approval of any Space Plan, Plans and Specifications, change orders, or other work requested by Tenant which Landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) adversely affects, or exceeds Tenant’s pro rata capacity of, any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building; (c) will increase the cost of operation or maintenance of any of the systems of the Property; (d) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (e) is not a building standard item or an item of equal or higher quality; or (f) may detrimentally affect the uniform appearance of the Property.

8. Tenant’s Representative. Tenant designates Steve Hardy as the representative of Tenant having authority to approve the Plans and Specifications, request or approve any change order, give and receive all notices, consents, approvals and directions regarding the Tenant Improvements, and to otherwise act for and bind Tenant in all matters relating to the Tenant Improvements. Tenant will have the right to change the Tenant Representative by giving notice of such successor Tenant Representative to Landlord at any time.

NEW EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

9. Tenant Finish Work. Tenant may elect to have Landlord's electrical contractor who is performing the electrical work as part of the Work install computer network (Ethernet or similar) and telephone wiring at the time this electrical contractor is also running electrical power to outlets and workstations. If the costs of constructing the Tenant Improvements are less than the Improvement Allowance, the cost for such work shall be paid from the Improvement Allowance. If there are not sufficient funds in the Improvement Allowance after the payment of all such costs, Tenant shall be responsible for paying the difference. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements as set forth in the approved Plans and Specifications (including specifically, without limitation, the design and installation of all computer systems, telephone systems, telecommunications systems, removable fixtures, furnishings, and equipment) will be designed, furnished and installed by Tenant and may be chargeable against the Improvement Allowance. Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for Alterations. Landlord is under no obligation to inspect, or supervise any such work, and Landlord shall have no liability or responsibility whatsoever therefor.

10. Liens and Claims.

(a) Tenant will keep the Property and the Complex free from any mechanics', materialmen's, designers' or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Tenant will upon request record and post notices of non-responsibility or such similar protective notices as Landlord may reasonably request. If any such liens are filed against Tenant or the Property or Tenant’s leasehold estate as a result of the failure to pay any amount that is Tenant’s responsibility and Tenant, within 45 days after such filing, does not release the same of record or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property and the Complex against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under the Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys' fees and costs). To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Related Parties and the Property and the Complex from and against any Claims in any manner relating to or arising out of the Tenant Improvements, any of the Work or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant, but not for any Claims arising from the Work or materials furnished and obligations incurred in connection with any the Work to the extent such Claims are the result of Landlord’s failure to timely pay the Improvement Allowance in accordance with the terms of this New Exhibit “D”.

NEW EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

(b) Landlord shall not permit any such liens to be placed upon Tenant or the Premises or Tenant’s leasehold estate as a result of Landlord’s failure to timely pay the Improvement Allowance in accordance with the terms of this New Exhibit “D”. If any such liens are filed against Tenant or the Premises or Tenant’s leasehold estate as a result of the failure to pay any amount that is Landlord’s responsibility and Landlord, within 45 days after such filing, does not release the same of record or provide Tenant with a bond or other surety satisfactory to Tenant protecting Tenant and Tenant’s leasehold estate against such liens, Tenant may, without waiving its rights and remedies based upon such breach by Landlord and without releasing Landlord from any obligation under the Lease, cause such liens to be released by any means Tenant deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. All reasonable sums paid and costs incurred by Tenant to do so will be credited against Rent that first become due following such events or, at Tenant’s option, Landlord will promptly reimburse Tenant for all sums paid and costs incurred. To the fullest extent allowable under the Laws, Landlord releases and will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant, the Premises and Tenant’s leasehold estate in the Premises from and against any Claims in any manner relating to or arising out of Landlord’s failure to timely pay the Improvement Allowance in accordance with the terms of this New Exhibit “D”.

NEW EXHIBIT D – TENANT IMPROVEMENTS AGREEMENT

NEW EXHIBIT D-1

Timeline (attached)

Galleria 1 TIME LINE - 7th Floor Expansion 2013-2014.mpp

ID	Task Mode	Task Name	Duration	Start	Finish
1					
2		**SPACE PLANING**	9 days	Tue 9/17/13	Fri 9/27/13
3		Initial Space Plans for 7th floor to Landlord for Approval	0 days	Tue 9/17/13	Tue 9/17/13
4		LL delivers plans back to DealerTrack	3 days	Tue 9/17/13	Thu 9/19/13
5		**DealerTrack Reviews LL comments**	5 days	Fri 9/20/13	Thu 9/26/13
6		Dealer Track Reviews and adjusts Plans as needed	3 days	Fri 9/20/13	Tue 9/24/13
7		Z Projects Makes changes to plans and send back to LL	2 days	Wed 9/25/13	Thu 9/26/13
8		DealerTrack sends final revisions and comments back to LL	0 days	Thu 9/26/13	Thu 9/26/13
9		DealerTrack Receives final approval for Space Plan	1 day	Fri 9/27/13	Fri 9/27/13
10		**Construction Documents**	34 days	Mon 9/30/13	Thu 11/14/13
11		Z Projects Starts CD's	29 days	Mon 9/30/13	Thu 11/7/13
12		Z Projects Delivers Demo Plans to LL for Review	0 days	Fri 10/18/13	Fri 10/18/13
13		Z Projects Delivers CD's to LL and DealerTrack for Review	0 days	Thu 11/7/13	Thu 11/7/13
14		Demo to Begin & Permit for Construction Submitted	0 days	Fri 11/8/13	Fri 11/8/13
15		DealerTrack and LL reviews and sends comments back	3 days	Fri 11/8/13	Tue 11/12/13
16		Z Projects completes revisions to CD's.	2 days	Wed 11/13/13	Thu 11/14/13
17		**Bidding**	9 days	Thu 11/14/13	Wed 11/27/13
18		CD's are sent out to bid	0 days	Thu 11/14/13	Thu 11/14/13
19		Bids are back to LL	8 days	Thu 11/14/13	Mon 11/25/13
20		LL Reviews Bids and Selects GC.	0 days	Wed 11/27/13	Wed 11/27/13
21		**Construction**	65 days	Mon 12/2/13	Mon 3/3/14
22		Contract for Construction is signed	0 days	Mon 12/2/13	Mon 12/2/13
23		Construction begins	64 days	Tue 12/3/13	Fri 2/28/14
24		Substantial Completion Achieved	0 days	Mon 3/3/14	Mon 3/3/14
25		**Lease Commencement Date**	0 days	Tue 4/1/14	Tue 4/1/14

July
August
September
October
November
December
January
February
March
April
9 days SPACE PLANING
Initial Space Plans for 7th floor to Landlord for Approval 9/17
3 days LL delivers plans back to DealerTrack
5 days DealerTrack Reviews LL comments
3 days Dealer Track Reviews and adjusts Plans as needed
2 days Z Projects Makes changes to plans and send back to LL
DealerTrack sends final revisions and comments back to LL 9/26
1 day DealerTrack Receives final approval for Space Plan
34 days Construction Documents
29 days Z Projects Starts CD's
Z Projects Delivers Demo Plans to LL for Review 10/18
Z Projects Delivers CD's to LL and DealerTrack for Review 11/7
Demo to Begin & Permit for Construction Submitted 11/8
3 days DealerTrack and LL reviews and sends comments back
2 days Z Projects completes revisions to CD's.
9 days Bidding
CD's are sent out to bid 11/14
8 days Bids are back to LL
LL Reviews Bids and Selects GC. 11/27
65 days Construction
12/2
64 days Construction begins
Substantial Completion Achieved 3/3
Lease Commencement Date 4/1

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